NAME OF REGISTRANT:
Templeton Emerging Markets Fund
File No. 811-4985

EXHIBIT ITEM No. 77(c): Matters Submitted to a Vote of Security Holders


An Annual Meeting of Shareholders of the Fund was held at the Fund's offices, 500 East Broward Blvd., Fort Lauderdale, Florida, on February 27, 2004. The purpose of the meeting was to elect four Trustees of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harmon E. Burns, Charles B. Johnson, Frank A. Olson and Constantine D. Tseretopoulos.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

The election of four (4) Trustees:

----------------------------------------------------------------------------------------------------------
                                          % OF       % OF                     % OF         % OF
                                       OUTSTANDING   VOTED                  OUTSTANDING   VOTED
TERM EXPIRING 2007:         FOR           SHARES     SHARES     WITHHELD      SHARES      SHARES
----------------------------------------------------------------------------------------------------------
Harmon E. Burns        14,832,116.3195    83.90%     98.42%    237,598.6964    1.34%      1.58%
Charles B. Johnson     14,819,267.3195    83.82%     98.34%    250,447.6964    1.42%      1.66%
Frank A. Olson         14,817,969.3195    83.82%     98.33%    251,745.6964    1.42%      1.67%
Constantine D.
  Tseretopoulos        14,837,488.3195    83.93%     98.46%    232,226.6964    1.31%      1.54%


* Harris J. Ashton, Nicholas F. Brady, Frank J. Crothers, S. Joseph Fortunato, Edith E. Holiday, Gordon S. Macklin and Fred R. Millsaps are Trustees of the Fund who are currently serving and whose terms of office continued after the Annual Meeting of Shareholders.